Exhibit 10.3

May 21, 2009

Alan Auerbach

c/o Cougar Biotechnology, Inc.

10990 Wilshire Blvd, Suite 1200

Los Angeles, CA 90024

Re:	Retention Agreement

Dear Alan:

This letter agreement is in reference to the amended and restated employment agreement between you and Cougar Biotechnology, Inc. (the “Company”), dated as of May 21, 2009 and as amended and restated as of the date hereof (as amended through the date hereof, the “Employment Agreement”). As you know, Johnson & Johnson, a New Jersey corporation (“Parent”), Kite Merger Sub, Inc., a wholly owned subsidiary of Parent (“Purchaser”), and the Company propose to enter into a merger agreement, dated as of the date hereof (the “Merger Agreement”) that will (subject to the satisfaction of the terms and conditions of the Merger Agreement) result in the Company becoming wholly-owned by Parent upon the Closing (as defined in the Merger Agreement) as a result of the Merger (as defined in the Merger Agreement). As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent has requested that you enter into this letter agreement setting forth certain modifications to your rights and obligations under the Employment Agreement and any other agreement between you and the Company that provides for severance or separation benefits and certain other matters. Capitalized terms used but not otherwise defined herein will have the meanings assigned thereto under the Employment Agreement, unless otherwise expressly noted.

In consideration of the benefits provided under Section 4 of this letter agreement and for other good and valuable consideration, which is hereby acknowledged and agreed by the undersigned, each of the Company, Parent and you (each, a “party”) agrees as follows:

1. Effectiveness. This letter agreement will become effective upon its execution by each of the parties hereto; provided, however, that this letter agreement will be null and void ab initio and of no further force or effect if the Merger Agreement is terminated prior to the Closing (it being understood that Parent and Purchaser shall have no liabilities or obligations hereunder unless and until the Closing occurs).

2. Entitlement to Severance; Miscellaneous. (a) You hereby agree that you shall be entitled to the severance compensation and benefits described in Sections 10(c)(i) and (iii) of the Employment Agreement (the “Termination Compensation”) only in the event that, within six months after the occurrence of the Closing, your employment is terminated for any reason other than (i) by the Company for Cause, (ii) by you other than for Good Reason (as defined in the Employment Agreement, except that Section 9(d)(ii) of the Employment Agreement (relating to a diminution in authorities, duties or responsibilities) shall not apply and be deemed for purposes of this letter agreement to have been deleted), or (iii) due to your Death or Disability; provided, that your entitlement to such severance compensation and benefits will remain subject to Section 10(f) of the Employment Agreement; provided, further, that for all purposes of the Employment Agreement and this letter agreement, “Base Salary” shall equal a rate of $470,000 per annum. In addition, you further acknowledge and agree that in the event that you receive the Termination Compensation, you shall not be entitled to the Retention Bonus (as defined below), and such severance compensation and benefits shall be in lieu of, and not in addition to, (1) any payments and benefits under any other severance, separation or other termination plan, program, policy or arrangement maintained by the Company (including the Cougar Biotechnology, Inc. Severance Plan), Parent or any of their respective subsidiaries and (2) under any other individual agreement between you and the Company.

(b) You hereby agree that, except as expressly provided herein, the provisions of Sections 3, 4, 5, 10(c) and 10(d) of the Employment Agreement shall cease to apply to you from and after the Closing, and you shall instead be eligible to receive the payments and benefits described herein and to participate in all plans and programs of Parent applying to employees with your duties and responsibilities.

(c) You hereby agree that your outstanding stock options will be treated upon the Closing in accordance with Section 2.5 of the Merger Agreement.

3. Stock Awards. You hereby agree that no stock option or other equity-based or equity-related award granted to you on or after the Closing will be subject to the provisions in the Employment Agreement regarding accelerated vesting in connection with a termination of your employment.

4. Retention Bonus. Subject to your compliance with Sections 6 and 7 of this letter agreement, if you remain an active full-time employee of the Company, Parent or any of their respective subsidiaries through the expiration of the six-month period following the Closing, you will receive a lump-sum cash payment equal to the aggregate amount described in Section 10(c)(i) of the Employment Agreement (the “Retention Bonus”), which will be paid to you on the 3rd business day following the Release Effective Date (as defined below). You hereby agree to amend the Employment Agreement and any other agreement between you and the Company providing for severance or separation benefits to provide that, if you become entitled to payment of the Retention Bonus, you will not be entitled to the Termination Compensation or any severance payments or benefits under the Employment Agreement (including under Sections 10(c)(i), 10(c)(ii) and 10(d)) or under any other agreement, plan, program, policy or arrangement (including the Cougar Biotechnology, Inc. Severance Plan), and all of your rights under the Employment Agreement and any such other plan, program, policy or arrangement will immediately terminate; provided, that Sections 10(c)(iii) (relating to COBRA) and 10(e) (relating to a Gross-Up Payment) of the Employment Agreement, each as in effect on the date hereof, shall survive such termination; provided, further, that the benefits under Section 10(c)(iii) shall be provided to you upon your termination of employment for any reason other than by the Company for Cause. In no event will you receive the Retention Bonus if your employment is terminated for any reason prior to the expiration of the six-month period following the Closing.

5. Restrictions on Termination of Employment Prior to Closing. During the period following the signing of this letter agreement and prior to the Closing (the “Pre-Closing Period”), (a) the Company agrees that it shall not terminate your employment other than for Cause and (b) you hereby agree that you will not terminate your employment for any reason other than Good Reason, as modified hereby. You and the Company also agree that, during the Pre-Closing Period, the Employment Agreement will not be amended, modified, replaced or terminated without Parent’s prior written consent.

6. Employee Covenants. You acknowledge that as a result of your employment with the Company, you have been given access to various trade secrets and confidential customer lists of the Company. In addition, you further acknowledge and agree that a material aspect of Parent’s decision to enter into the Merger Agreement is the acquisition of the Company’s goodwill for the purpose of Parent’s carrying on a business that is similar to the business of the Company. Therefore, in consideration for (i) the offer to purchase each share of the Company’s common stock that you hold as of the Closing for the Offer Price (as defined in the Merger Agreement), (ii) the cash-out of outstanding Company stock options that you hold as of the Closing and (iii) the opportunity to receive the Retention Bonus granted under this letter agreement, you agree (x) to remain to be bound by Sections 6 and 7 of the Employment Agreement in accordance with their terms and (y) you will abide by the following in connection with the sale of all of your substantial interest in the Company, in accordance with California Business and Professions Code § 16601:

a.	You agree that, during the period from the Closing until the second anniversary of the last day of your association with Parent or its subsidiaries (including the Company) as an employee, consultant, officer or director (such period, the “Non-competition Period”), you shall not, in any geographic area in the world for which you had responsibilities on behalf of the Company and its subsidiaries during the last 24 months of such association with Parent or its subsidiaries (including the Company), have any Relationship (as defined below) with any person other than Parent, including any corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (whether or not for profit) (any such person, a “Business”), in the course of which you engage in or assist such Business with respect to (1) the field of steroidal enzyme 17a-hydroxylase/C17,20 lyase inhibition regardless of indication or (2) the area of hormone refractory prostate cancer (castration resistant prostate cancer) (together, the “Business Area”); provided, however, that solely for purposes of this clause (2), the “Non-competition Period” shall be the period from the Closing until the first anniversary of the last day of your association with Parent or its Subsidiaries (including the Company) as an employee, consultant, officer or director.

b.	You shall be deemed to have a relationship (“Relationship”) with a Business if you (1) found, own, manage, operate, join or are employed by such Business, (2) are a director, member, agent, stockholder, owner or partner of such Business, (3) act as a consultant or advisor to such Business or (4) control or participate in the ownership, management or operation of such Business; provided, however, that nothing herein shall prevent you from acquiring, solely as a passive investment and through market purchases, less than 5% of the outstanding equity securities of any corporation that is registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended, and that is publicly traded so long as you are not part of any control group of such corporation.

c.	You acknowledge that your undertakings and commitments and the restrictions set forth in this letter agreement, including in particular the non-compete undertaking contained in this Section 6, are a material inducement to Parent’s willingness to enter into the Merger Agreement on the terms set forth therein, including the purchase price per share of the Company, and reflect the reasonable requirements of Parent in the circumstances. You irrevocably and unconditionally undertake to fully comply with the provisions hereof and irrevocably and unconditionally agrees that breach of these provisions will cause significant financial and other damages to Parent, including loss of the strategic advantages that have induced the Parent to purchase the Company on the terms set forth in the Merger Agreement, and disruption of Parent’s post-closing integration and development plans and strategies. Accordingly, any such breach will be grounds for forfeiture of any Retention Bonus. In the event of any breach of your undertakings hereunder following payment of any Retention Bonus, Parent will be entitled to demand reimbursement in full of the Retention Bonus.

d.	During the Non-competition Period, you agree that you shall not, directly or indirectly, provide Business Area products and services (whether as an owner, employee, consultant, advisor or otherwise) to any person that at such time is, or at any time in the twelve (12) month period prior to such time had been, a customer or active prospective customer of the Company or any of its Subsidiaries.

7. General Waiver and Release. You agree that the Retention Bonus to which you may become entitled hereunder will become payable to you only if (a) you execute, prior to the payment of such amount, a general waiver and release of all claims up to the date of the Release Effective Date, including those under the Employment Agreement, in favor of Parent, the Company and their respective subsidiaries and affiliates, and others related to such entities (including their respective directors, officers and employees), substantially in the form of Release Agreement attached as Exhibit A to the Employment Agreement as of the date hereof; provided, that for the avoidance of doubt, Parent, the Company and their respective subsidiaries and affiliates and others related to such entities shall be specifically included as released parties, and (b) such waiver and release becomes effective and irrevocable (the date of such effectiveness and irrevocability, the “Release Effective Date”, which date shall be no later than 60 days after your date of termination).

8. Withholding. Without prejudice to your rights under Section 10(e) of the Employment Agreement, you are solely liable for all taxes and tax penalties that may arise in connection with this letter agreement (including any taxes arising under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), and none of the Company, Parent or their respective subsidiaries or affiliates will have any obligation to indemnify or otherwise hold you harmless from any or all such taxes. The Company or Parent may withhold from any amounts payable under this letter agreement such Federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

9. Section 409A. In order to comply with Section 409A of the Code, and to avoid the imposition of penalties and additional taxes on you under Section 409A of the Code (the “409A Taxes”), you hereby agree to amend the Employment Agreement to provide that payment of any severance that you become entitled to receive thereunder will be delayed by six months, to the extent required by Section 409A(a)(2)(B)(i) of the Code, and the portion of such severance that would otherwise have been paid to you during such six-month period will be paid to you in a lump-sum at the end of such six-month period without interest. While it is intended that the provisions of this letter agreement comply with Section 409A of the Code, and all provisions of this letter agreement will be construed and interpreted in a manner consistent with Section 409A of the Code, neither the Company nor Parent is making any representation or warranty that the provisions of this letter agreement comply with Section 409A of the Code.

10. Not an Employment Agreement. The terms of this letter agreement neither bind you to continued employment with the Company, Parent or any of their respective subsidiaries or affiliates nor confer any rights upon you with respect to the continuation of employment by the Company, Parent or any of their respective subsidiaries or affiliates. No provision of this letter agreement shall be construed as prohibiting or limiting the ability of Parent to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent or the Company, and nothing herein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding.

11. Governing Law. This letter agreement will be governed by, construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

12. Severability. If any term, provision, covenant or condition of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition will, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision will, as to such jurisdiction, be deemed to be excised from this letter agreement and any such invalidity, illegality or unenforceability with respect to such provision will not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof will remain in full force and effect and will in no way be affected, impaired or invalidated.

13. Entire Agreement; Amendments. This letter agreement and the Employment Agreement contain the entire agreement among you, the Company and Parent concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among you, the Company and Parent with respect hereto. You acknowledge and agree that this letter agreement constitutes a modification of your rights under the Employment Agreement and any other agreement between you and the Company providing for severance or separation benefits or any other plan, program, policy or arrangement providing for such benefits. Notwithstanding the foregoing, all other terms of the Employment Agreement and any such other agreement that have not been modified by this letter agreement will remain in full force and effect. This letter agreement may not be modified or amended except by a writing signed by each of the parties hereto.

14. Successors and Assigns. This letter agreement will be binding on (a) you and your estate and legal representatives and (b) the Company, Parent and their respective successors and assigns.

15. Counterparts; Interpretation. This letter agreement may be executed in two or more counterparts (including via facsimile), each of which will be deemed an original but all of which together will be considered one and the same agreement. For purposes of this letter agreement, the term “including” shall mean “including, without limitation”.

[Signature Page Follows]

Very truly yours,

JOHNSON & JOHNSON

By:
Name:
Title:

COUGAR BIOTECHNOLOGY, INC.

By:
William F. Daly, Jr.
Sr. Vice President, Business Development

Agreed and Accepted:

Alan Auerbach

7